                                                    Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            Registration Statement
                                    under
                          The Securities Act of 1933

                   PHILADELPHIA CONSOLIDATED HOLDING CORP.
            (Exact name of registrant as specified in its charter)

            Pennsylvania                                 23-2202671
------------------------------------      --------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)



          One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania 19004
          ----------------------------------------------------------
             (Address of principal executive offices) (Zip Code)

                       Philadelphia Insurance Companies
                   Key Employee Deferred Compensation Plan
                           (Full title of the plan)

                            Mr. James J. Maguire,
                           Chief Executive Officer
                                      or
                        Mr. Craig P. Keller, Secretary
                   Philadelphia Consolidated Holding Corp.
                          One Bala Plaza, Suite 100
                       Bala Cynwyd, Pennsylvania 19004
                   (Name and address of agent for service)

                                (610) 617-7900
-------------------------------------------------------------------------------
        (Telephone number, including area code, of agent for service)

                                  Copies to:

                         Michael M. Sherman, Esquire
                   Wolf, Block, Schorr and Solis-Cohen LLP
                        1650 Arch Street - 22nd Floor
                         Philadelphia, PA 19103-2097
                                (215) 977-2236
                             FAX: (215) 977-2334

                       CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------
                                          Proposed         Proposed
     Title of                              Maximum          Maximum         Amount of
 Securities to be       Amount to be   Offering Price      Aggregate      Registration
  Registered(1)          Registered       Per Unit     Offering Price(2)       Fee
  -------------          ----------       --------     -----------------       ---
Deferred Compensation
Obligations              $5,000,000         100%          $5,000,000          $460
--------------------------------------------------------------------------------------


(1) The Deferred Compensation Obligations are unsecured obligations of Philadelphia Consolidated Holding Corp. to pay deferred compensation in the future in accordance with the terms of the Philadelphia Insurance Companies Key Employee Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933.

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Information required by Part I of Form S-8 shall be included in documents to be sent or given to participants in the Philadelphia Insurance Companies Key Employee Deferred Compensation Plan pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933.

                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant are incorporated by reference in this Registration Statement:

         - the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         - the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

         - the registrant's Current Report on Form 8-K filed with the Commission on February 6, 2002; and

         - all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, which shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The following description of the deferred compensation obligations (the "Obligations") incurred by the registrant under the Philadelphia Insurance Companies Key Employee Deferred Compensation Plan (the "Plan") is qualified by reference to the Plan, which is included as an exhibit to this registration statement.

         The Obligations are general unsecured obligations of the registrant and will rank equally with other unsecured and unsubordinated indebtedness of the registrant from time to time outstanding. The Obligations will be payable from the general assets of the registrant. Any participant who may have or claim any interest in or right to any compensation, payment, or benefit payable under the Plan, will rely solely upon the unsecured promise of the registrant, as set forth in the Plan, for the payment thereof, and nothing in the Plan will be construed to give to or vest in a participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the registrant, or in which the registrant may have any right, title, or interest, now or at any time in the future.

         No benefit payable under the Plan will be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance, except by the registrant; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, attach or encumber such benefit, except by the registrant, will be void.

         The Obligations are not subject to redemption or conversion. However, the registrant may terminate, revoke, or amend the Plan or the participation agreement of a participant at any time, provided that none of the termination, revocation or amendment of the Plan or a participation agreement may, without the written approval of the participant, reduce the participant's plan deferral account (discussed below) or any benefit payable to the participant calculated as of the time of the termination or amendment.

         Under the Plan, the registrant will provide deferred compensation benefits, through deferrals of base salary and bonus compensation and registrant contributions, to a select group of management and highly compensated employees of the registrant and its subsidiaries designated as participating affiliates. Under the Plan, eligible employees may elect to defer up to 75% of their base salary and up to 100% of their bonus compensation (any such deferral is referred to herein as an "Employee Deferral"). Each Plan participant will have a plan deferral account which will be credited with the amount of the participant's Employee Deferrals. At the discretion of the Committee, the registrant may allocate additional amounts to be credited to a participant's plan deferral account ("Employer Contributions"), subject to such terms and conditions as the Committee may establish. Under certain circumstances, the registrant will also credit a participant's plan deferral account with amounts necessary to make up certain losses of other pension benefits a participant may suffer as a result of participating in the Plan ("Supplemental Contributions").

         A participant's interest in the portion of his or her plan deferral account that is attributable to Employee Deferrals and/or Supplemental Contributions, will be fully vested at all times. That portion of a participant's plan deferral account attributable to Employer Contributions, if any, generally will vest over the course of a five-year period beginning on the last day of the first year after the plan year for which the Employer Contribution was made; provided, however, that the Committee may from time to time establish alternative terms and conditions for the vesting of benefits attributable to Employer Contributions, which may vary individually with respect to each participant and each Employer Contribution.

         Each participant will be permitted to specify an investment or investments (each a "Deemed Investment") from among the investment options made available pursuant to the Plan. The Deemed Investments will be the basis for determining the gain or loss attributable to a participant's plan deferral account in accordance with such rules as may be established by the Committee. A participant will be permitted to change his or her Deemed Investments at such times as the Committee may specify in its rules and the Committee may from time to time change the available investment options.

         The amounts in each participant's plan deferral account represent an obligation of the registrant to pay the participant at some time in the future. The amount the registrant is required to pay under the terms of the Plan is equal to the participant's Employee Deferrals, the Supplemental Contributions, if any, and the vested Employer Contributions, if any, as adjusted to reflect the gains or losses that would have been recognized with respect to those amounts if they had been invested in accordance with the participant's Deemed Investments (taking into account certain costs and fees, as provided in the Plan).

         The amounts payable to participants under the Plan will be distributed in accordance with the distribution provisions of the Plan. Generally, distributions will be made after a participant's termination of employment, whether by death, retirement or otherwise, or on a date during a participant's employment selected by the participant, which selection is subject to certain limitations. Participants also may elect to take an early distribution (subject to certain limitations and a 10% penalty) and may request a hardship distribution in the event of an unforeseen emergency. Distributions are made in cash and generally are payable in a lump sum or, if elected by the participant, in installments.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 provides that indemnification against actual and reasonable expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative's official capacity and as to action in another capacity while holding that office.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

         Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

         Section 9 of Article IV of Philadelphia Consolidated Holding Corp.'s By-Laws provides indemnification to directors for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Philadelphia Consolidated Holding Corp.), whether civil, criminal, administrative, investigative or through arbitration. Section 9 of Article IV of the By-Laws also permits Philadelphia Consolidated Holding Corp., by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. Section 9 of Article IV of the By-Laws also provides that no director of Philadelphia Consolidated Holding Corp. shall be personally liable for monetary damages as such for any action taken or any failure to take any action unless: (a) the director has breached or failed to perform the duties of his or her office under Section 1721 of the BCL; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that these provisions shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, state or federal law. The provisions of Section 9 of Article IV of the By-Laws relating to the limitation of directors' liability, to indemnification and to the advancement of expenses constitute a contract between Philadelphia Consolidated Holding Corp. and each of its directors which may be modified as to any director only with that director's consent or as otherwise specifically provided in Section 9. Any repeal or amendment of Section 9 of Article IV of the By-Laws which is adverse to any director will apply to such director only on a prospective basis, and will not reduce any limitation on the personal liability of a director of Philadelphia Consolidated Holding Corp., or limit the rights of an indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. No repeal or amendment of the By-Laws will affect any or all of Section 9 of Article IV so as either to reduce the limitation of directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by the unanimous vote of the directors of Philadelphia Consolidated Holding Corp. then serving or the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors.

         Section 9 of Article IV further permits Philadelphia Consolidated Holding Corp. to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not Philadelphia Consolidated Holding Corp. would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law. Philadelphia Consolidated Holding Corp. has purchased directors' and officers' liability insurance.

         In addition, Section 9.3 of the Philadelphia Insurance Companies Key Employee Deferred Compensation Plan (the "Plan") provides that no member of the committee administering the Plan (the "Committee") shall be directly or indirectly responsible or under any liability by reason of any action or default by him or her as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. The Plan further provides that no member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives and that Philadelphia Consolidated Holding Corp. shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her own membership on the Committee.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

   Exhibit
     No.                             Description of Exhibit
--------------       --------------------------------------------------------

        4.1          Philadelphia Insurance Companies Key Employee Deferred
                     Compensation Plan.

        5.1          Opinion and Consent of Wolf, Block, Schorr and
                     Solis-Cohen LLP.

        5.2          Opinion and Consent of Wolf, Block, Schorr and
                     Solis-Cohen LLP.

       23.1          Consent of PricewaterhouseCoopers LLP.

       23.2          Consents of Wolf, Block, Schorr and Solis-Cohen LLP
                     (contained in the opinions filed as Exhibits 5.1 and 5.2).

        24 Power of Attorney (contained on the signature page of this registration statement).


ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on this 14th day of June, 2002.

                                 PHILADELPHIA CONSOLIDATED HOLDING CORP.


                                 By:      /s/  James J. Maguire
                                          ------------------------------------
                                          James J. Maguire
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Maguire and Craig P. Keller, and each of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including, without limitation, post-effective amendments to this registration statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the date indicated.


Signature                                   Title                                             Date
/s/  James J. Maguire                       Chairman of the Board of Directors,               June 14, 2002
------------------------------------------- Chief Executive Officer and Director
James J. Maguire                            (Principal Executive Officer)


/s/  James J. Maguire, Jr.                  President, Chief Operating Officer                June 14, 2002
------------------------------------------- and Director
James J. Maguire, Jr.

/s/  Craig P. Keller                        Senior Vice President, Secretary,                 June 14, 2002
------------------------------------------- Treasurer and Chief Financial
Craig P. Keller                             Officer (Principal Financial and
                                            Accounting Officer)


/s/  Sean S. Sweeney                        Executive Vice President and                      June 14, 2002
------------------------------------------- Director
Sean S. Sweeney

/s/ Elizabeth H. Gemmill                    Director                                          June 14, 2002
-------------------------------------------
Elizabeth H. Gemmill

/s/  William J. Henrich, Jr.                Director                                          June 14, 2002
-------------------------------------------
William J. Henrich, Jr.

/s/  Paul R. Hertel, Jr.                    Director                                          June 14, 2002
-------------------------------------------
Paul R. Hertel, Jr.

                                            Director
-------------------------------------------
Thomas J. McHugh

/s/  Michael J. Morris                      Director                                          June 14, 2002
-------------------------------------------
Michael J. Morris

/s/  Dirk Stuurop                           Director                                          June 14, 2002
-------------------------------------------
Dirk Stuurop

/s/  J. Eustace Wolfington                  Director                                          June 14, 2002
-------------------------------------------
J. Eustace Wolfington

/s/  James L. Zech                          Director                                          June 14, 2002
-------------------------------------------
James L. Zech

                                EXHIBIT INDEX



EXHIBIT NO.            DOCUMENT                                                             METHOD OF FILING
---------------------- -------------------------------------------------------------- ------------------------------
         4.1           Philadelphia Insurance Companies Key Employee Deferred                       *
                       Compensation Plan.

         5.1           Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen                   *
                       LLP.

         5.2           Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen                   *
                       LLP

        23.1           Consent of PricewaterhouseCoopers LLP.                                       *

        23.2           Consents of Wolf, Block, Schorr and Solis-Cohen LLP                          *
                       (contained in the opinions filed as Exhibits 5.1 and 5.2).

         24            Power of Attorney (contained on the signature page of this                   *
                       registration statement).


* Filed electronically herewith.